Exhibit 10.5

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

PRIVILEGED & CONFIDENTIAL

MASTER BUSINESS SERVICES AGREEMENT

Between

ANTA SPORTS PRODUCTS LIMITED

And

AMER SPORTS, INC.

Dated as of                       , 2024

i

BUSINESS SERVICES Agreement

This Master Business Services Agreement (this “Agreement”) is dated as of             , 2024, by and between ANTA SPORTS PRODUCTS LIMITED, an exempted company with limited liability in the Cayman Islands (“ANTA”), on behalf of itself and other members within ANTA Group (as defined below), and AMER SPORTS, INC., an exempted company with limited liability in the Cayman Islands (the “Amer”), on behalf of itself and other members within Amer Group (as defined below) (each of ANTA and Amer, a “Party” and, together, the “Parties”).

RECITALS

WHEREAS, Amer proposes to issue a certain amount of ordinary shares, par value EUR [•] per ordinary share (the “Shares”) in an initial public offering (the “IPO”) pursuant to a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended and seeks a listing of the Shares on the New York Stock Exchange;

WHEREAS, ANTA, a publicly traded company on the Stock Exchange of Hong Kong Limited (the “HKEx”), is, as of the date hereof, and will remain as, upon completion of the IPO, an indirect shareholder of Amer; and

WHEREAS, the Parties desire to continue to cooperate closely with each other across various aspects of their respective businesses and operations by providing each other with certain goods and services and related support.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements, covenants and provisions contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.1              Unless otherwise specified in this Agreement, in this Agreement, the following terms shall have the meanings prescribed thereto below.

“Affiliate” of any person means a person that Controls, is Controlled by, or is under common Control with such person; provided that, for purposes of this Agreement and for the avoidance of doubt, “Affiliate” of any member of the ANTA Group excludes members of the Amer Group, and “Affiliate” of any member of the Amer Group excludes members of the ANTA Group.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amer Group” means Amer and its Subsidiaries.

“ANTA Group” means ANTA and its Subsidiaries, other than Amer Group.

“Control” means, as used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or other interests, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Ending Date” means the first date upon which transactions between a member of ANTA Group, on the one side, and a member of Amer Group, on the other side (i) no longer constitute related party transactions according to Item 7.B. to Form 20-F or any successor or similar rule and (ii) no longer constitute related party transactions for purposes of Amer Group’s related party transaction policy and under the laws of the Cayman Islands.

“Dispute” has the meaning set forth in Section 8.4 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 9.4 of this Agreement.

“Effective Date” has the meaning prescribed thereto in Section 4.1 hereof.

“Governmental Authority” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator.

“Subsidiary” means, with respect to any given person, any person of which the given person directly or indirectly Controls.

“Term” has the meaning set forth in Section 4.1 of this Agreement.

Article 2

Cooperation AND SERVICES

Section 2.1              Provision and Supply of Goods. From time to time during the Term of this Agreement, the Parties mutually agree to procure various categories of products (collectively, the “Products”), including, but not limited to, apparel, footwear, accessories, sample materials and hard goods, from each other (or other members within ANTA Group and Amer Group) in each Party’s ordinary and usual course of businesses. Each Party covenants that the unit prices of the Products shall be determined in the manners as prescribed in Section 2.9 hereof.

Section 2.2              IT Support Services. Amer Group agrees to procure certain IT support services, including, but not limited to, e-commerce platform operational management services and SAP implementation services (collectively, the “IT Support Services”), from ANTA Group with respect to the operations of Amer Group in China, Europe or any other country or region. The Parties agree that the service fees applicable to such IT Support Services to be specified in the feeder agreements to be entered into from time to time pursuant to Section 2.9 hereof shall be determined based on the costs of provision of such IT Support Services by ANTA Group plus a margin ranging from [***] to [***], depending on the complexity and nature of such IT Support Services and any applicable transfer pricing principles of Amer Group.

Section 2.3              Brand Licensing Services. ANTA Group agrees to purchase a license for the use of the brands from Amer Group solely for the purposes of developing, distributing and marketing crossover products. The Parties agree that the licensing fees to be specified in the feeder agreements to be entered into from time to time pursuant to Section 2.9 hereof for the brand licensing services provided by Amer Group shall be equal to [***] of the total wholesale price of the relevant crossover products developed, distributed and marketed by ANTA Group. Notwithstanding the above, ANTA Group may from time to time use the name, logo or other trademarks of the brands operated by Amer Group for promotional purposes such as marketing, publicity and exhibition, without any fees or charges in any form.

Section 2.4              Distributorship Services. Amer Group agrees to appoint ANTA Group as a distributor to sell and distribute Amer Group’s products in different territories from time to time pursuant to the respective feeder agreements and/or purchase orders to be entered into from time to time in accordance with the requirements set for in Section 2.9 hereof. The Parties agree that each of the feeder agreements to be entered into from time to time pursuant to Section 2.9 hereof for the distributorship services contemplated under this Section 2.4 shall prescribe the following key terms: (i) the prices of the relevant products purchased by ANTA Group as distributor shall be equal to Amer Group’s current distributor price for the relevant products for the relevant territory, and shall in no event be higher than [***] of the recommended retail price of any given product unless as otherwise agreed by the Parties subject to the requirements of Section 2.9; and (ii) in the event that ANTA Group’s total purchases of the relevant products for the relevant territory exceed the minimum total purchases for a particular contract year as prescribed in a given feeder agreement, ANTA Group as the distributor shall be entitled to rebates provided by Amer Group in respect to each such contract year during the term of such given feeder agreement, the amount of which is to be determined annually based on the following formula: (Y – X) × Z, where

X shall be [***] of the aggregate recommended retail prices of the relevant products representing Amer Group’s total “B2B” gross sales in the relevant territory for the financial year ending December 31, 2023;

Y shall be the total purchases of the relevant products by ANTA Group as a distributor for the given contract year;

Z shall be a percentage between [***] to [***] to be determined by the Parties based on arm’s length negotiation.

Section 2.5              Back-office Support Services. From time to time during the Term of this Agreement, each of Amer Group and ANTA Group agrees to provide back-office support services, including, but not limited to, intellectual property protection and enforcement support, logistics, administrative services, and office and store leasing arrangement (collectively, the “Back-office Support Services”), to each other in China or any other country or region. The Parties agree that the service fees to be prescribed in the feeder agreements to be entered into from time to time pursuant to Section 2.9 hereof for such Back-office Support Services shall be determined based on the costs of provision of services by the relevant Party (or its designated Affiliates) plus a margin ranging from [***] to [***], depending on the complexity and nature of such Back-office Support Services and any applicable transfer pricing principles of Amer Group and/or ANTA Group.

Section 2.6              Standards of Cooperation. Subject to the terms and conditions of this Agreement, the Parties shall use commercially reasonable efforts to provide, or cause to be provided, the products and/or services specified in this Agreement to the other Party (or its designated Affiliates) at a quality level and in the same manner as such products and services have been provided to the other Party (or its designated Affiliates) prior to the date of this Agreement or, if any such product and/or service was not provided during such period, the Party will provide such products and/or services in a professional and workmanlike manner, but in each case, exercising at least the same care and skill as each Party exercises in performing similar services and providing similar goods for itself or for any independent third party; provided that nothing in this Agreement shall require any Party to perform or provide, or caused to be performed or provided, any service or product or to take, or refrain from taking, any action, if the performance or provision of such service or product or the taking, or refraining from taking, of such action by such Party would be reasonably likely to result in any breach or violation of any applicable law or any license, lease, contract or other agreement with any third party (including any software or information technology license or service agreement); provided, however that each Party shall use its commercially reasonable efforts to obtain the consent of any such third party required for the performance or provision of such services or products to the other Party (or its designated Affiliates); provided, further that in the event such consent cannot be obtained, the Parties shall work together in good faith and use their respective commercially reasonable efforts to arrange for alternative methods of delivery of such services or products.

Section 2.7              EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR OTHER FEEDER AGREEMENTS OR PURCHASE ORDERS AS REFERRED TO IN SECTION 2.9 HEREOF, ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS AND “WITH ALL FAULTS” AND THAT PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES OR PRODUCTS TO BE PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT WHICH ARE SPECIFICALLY DISCLAIMED.

Section 2.8              Performance of Affiliates and Third Parties. The Parties acknowledge and agree that any Party may provide the applicable services and/or goods directly, through any of its Affiliates or through one or more third parties engaged by the Party to provide the services and/or goods in accordance with the terms of this Agreement and/or any other feeder agreements and/or purchase orders to be entered into in furtherance of this Agreement pursuant to Section 2.9 hereof.

Section 2.9              Feeder Agreements and/or Purchase Orders. In furtherance of the performance of services and provision of Products in compliance with the requirements set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 of this Agreement, the Parties will enter into, or procure each of its designated Affiliates to enter into, respective feeder agreements and/or purchase orders from time to time as necessary and appropriate in different jurisdictions and markets. The terms and conditions of such feeder agreements and/or purchase orders will be subject to the mutual agreement of the Parties (or their relevant designated Affiliates), and shall not contravene the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 hereof, as applicable, provided always that the contract prices for the relevant Products (i) for supplying one Party’s or its Affiliates’ finished Products (other than as a contracted manufacturer) to the other Party or its Affiliates, shall be consistent with the prices (or mechanism to determine prices) for such finished Products offered by such Party (or its designated Affiliates) to independent third-party distributors in the same market, or if not feasible, in comparable market(s); and (ii) for supplying one Party’s or its Affiliates Products to the other Party or its Affiliates as a contracted manufacturer of such other Party or its Affiliates, shall be consistent with the prices (or mechanism to determine prices) for Products of the same specifications offered by independent third-party contracted manufacturer in the same market, or if not feasible, in comparable market(s). In furtherance of this Agreement, the Parties shall, at the reasonable request of the other Party from time to time and without further consideration, execute and deliver such powers of attorney, acknowledgments, assurances, consents and other documents as may be reasonably necessary for the requesting Party to satisfy and perform its obligations or the obligations of its applicable Affiliates hereunder.

Section 2.10            Pre-Existing Agreements. The Parties acknowledge and agree that nothing in this Agreement shall affect, modify or supersede any agreement that has been entered into by and between the Parties (or their applicable Affiliates) with respect to matters in this Agreement and exists as of the date of this Agreement (the “Pre-Existing Related Party Agreements”). Such Pre-Existing Related Party Agreements, if any, shall remain in full force and effect until their expiration or termination pursuant to the terms thereof. The Parties further agree that such Pre-Existing Related Party Agreements may be (a) renewed upon their expiry or (b) reproduced in relation to any existing or newly established operating company(ies) within Amer Group and/or ANTA Group which becomes parties to the Pre-Existing Related Party Agreements before their expiry as additional parties to or a replacement of existing party(ies) under such Pre-Existing Related Party Agreements, in each case, on substantially the same terms and conditions as the Pre-Existing Related Party Agreements, provided that the requirements relating to pricing and other terms and conditions set forth in Sections 2.1 to 2.5 hereof shall be complied with for such renewal or reproduction, as the case may be.

Article 3

Representations and Warranties

Section 3.1              Each Party represents and warrants to the other Party that:

(a)             it is a limited liability company lawfully incorporated and validly existing under the laws of the Cayman Islands, having independent legal person status;

(b)             it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may be an independent party to a lawsuit;

(c)             it has full internal corporate power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated by this Agreement and to be executed by it; it has full power and authorization to consummate the transaction contemplated by this Agreement;

(d)             this Agreement is lawfully and duly executed and delivered by it; this Agreement constitutes its lawful and binding obligations, enforceable against it according to the terms of this Agreement;

(e)             its execution, delivery and performance of this Agreement do not (i) violate its articles of association or any other constitutional documents, (ii) conflict with any agreement or contract or other document to which it is a party or its property is subject, or (iii) violate or conflict with any applicable law.

Article 4

Term

Section 4.1              This Agreement shall come into effect immediately prior to the completion of the IPO on the closing date (the “Effective Date”), on which the delivery of and payment for the securities offered by Amer in connection with the IPO (excluding securities offered by Amer upon underwriter(s)’ exercise of over-allotment option(s)) will take place. Unless this Agreement is terminated pursuant to the express provisions of this Agreement or as agreed by the Parties in writing, the term of this Agreement shall expire on the Ending Date (the “Term”). At least three (3) months prior to the expiration of the Term set forth above, the Parties shall consult each other on the extension of the Term, which may be mutually agreed to by the Parties in writing.

Article 5

Notices

Section 5.1              Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the addresses set forth in Schedule A hereto, or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt if mailed.

Article 6

Defaulting Liability

Section 6.1              The Parties agree and confirm that, if any Party (the “Defaulting Party”) substantially violates any agreement herein or substantially fails to perform or delays performance of any of the obligations hereunder, such violation, failure or delay shall constitute a default under this Agreement. The non-defaulting Party shall have the right to request the Defaulting Party to rectify or take remedial actions within a reasonable period. If the Defaulting Party fails to rectify or take remedial actions within such reasonable period or within thirty (30) calendar days after the non-defaulting Party notifies the Defaulting Party in writing requiring rectification, then the non-defaulting Party is entitled to decide at its own discretion to:

(a)             terminate this Agreement and require the Defaulting Party to indemnify all of its damages; or

(b)             request the Defaulting Party to perform its obligations under this Agreement and require the Defaulting Party to indemnify all of its damages.

Article 7

Force Majeure

If the performance by one Party of this Agreement is directly affected or if one Party cannot perform this Agreement in accordance with the agreed conditions due to any unforeseeable force majeure event or an force majeure event whose consequences cannot be prevented or avoided, including earthquakes, typhoons, floods, fires, wars, computer viruses, design loopholes in software tools, hacker attacks on the Internet, changes to policies or laws, etc., the affected Party shall immediately give a notice to the other Party in accordance with the terms under Article 5 and shall within thirty (30) calendar days provide the other Party with supporting documents released by the relevant Governmental Authorities or a reliable third-party source describing the details of the force majeure event, and explain the reason why this Agreement cannot be performed or why the performance needs to be postponed. If the force majeure event lasts more than sixty (60) calendar days, the Parties hereto shall negotiate amicably and as soon as possible determine whether or not any part of this Agreement shall be released from performance or whether or not the performance of this Agreement shall be postponed, depending on the degree of impact of this force majeure event on the performance of this Agreement. Each Party shall not be held liable for any economic losses of the other Party caused by such Party’s failure to perform this Agreement completely due to a force majeure event.

Article 8

Miscellaneous

Section 8.1              When dealing with the other Party which constitutes a related party or connected person (as defined under the Rules Governing the Listing of Securities on the HKEx) to each Party, as the case may be, under the applicable rules and regulations of the SEC and the HKEx, each Party agrees to comply with its internal policies and procedures governing related party transactions and/or connected transactions, as well as the applicable rules and regulations of the SEC, any applicable national exchange in the United States, and the HKEx. In the event of any conflict that arises from each Party’s obligations to comply with such requirements, the Parties shall discuss to resolve such conflict in good faith.

Section 8.2              Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement. Each Party shall be responsible for all taxes payable by it under applicable laws incurred from the execution, performance and consummation of transactions as contemplated hereby.

Section 8.3              This Agreement may not be amended except by an instrument in writing executed by a duly authorized representative of each Party.

Section 8.4              The execution, interpretation, construction, performance and enforcement of this Agreement and the resolution of dispute(s) arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, the United States, without regard to principles of conflict of laws thereunder.

Section 8.5              Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) calendar days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be conducted on a without prejudice basis, treated as confidential information, shall be exempt from discovery or production, and shall not be admissible in any subsequent proceeding between the Parties.

(a)            If the senior executives are unable to resolve the Dispute within thirty (30) calendar days from the Dispute Resolution Commencement Date, the Parties shall submit the Dispute to the boards of directors of ANTA and Amer. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(b)            If the representatives of the two boards of directors are unable to resolve the Dispute within sixty (60) calendar days from the Dispute Resolution Commencement Date, such Dispute shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time when the notice of arbitration is submitted. The law of this Section 8.5(b) shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The arbitration shall be conducted by three (3) arbitrators including one (1) arbitrator appointed by each party to the Dispute and the remaining arbitrator appointed jointly by the other two (2) arbitrators. The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding on the parties to the Dispute. The arbitration fees (including reasonable attorney’s fees) shall be borne by the losing party.

(c)            Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 8.4 with respect to all matters not subject to such Dispute, controversy or claim.

Section 8.6              The Parties hereto agree that irreparable damage would occur if any provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.7              If any term of this Agreement or the Schedule attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.8              No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, that each Party may assign this Agreement to an Affiliate of such Party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9              The headings contained in this Agreement or in the Schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not in any way limit or affect the meaning or interpretation of any of the terms in this Agreement.

Section 8.10            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first above written.

ANTA SPORTS PRODUCTS LIMITED

By:
Name:
Title:

AMER SPORTS, INC.

By:
Name:
Title:

[Signature Page to Business Services Agreement]